Exhibit-10.2
July 25, 2006
John Hodgman

Re:	Employment with InterMune, Inc.
Dear John:
     On behalf of InterMune, Inc., I am pleased to extend to you this offer of employment with InterMune as Chief Financial Officer and Senior Vice President, reporting to Dan Welch, President and Chief Executive Officer, to begin on August 14, 2006. In your role, you will have primary line responsibility for the Finance, Investor Relations/Public Relations and Information Technology departments. This position is a full-time, exempt position.
     Your employment is subject to proof of your legal right to work in the United States, and to your completing the INS Employment Eligibility Verification Form I-9. Your employment also is subject to the completion of our standard pre-employment process, which includes an employment application, successful verification of your professional and character references, and a background check.
Compensation
     If you accept this offer and begin employment, you will receive an initial base salary of $25,833.33 per month (equivalent to $310,000.00 per year), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. Upon your successful completion of four months of employment, you also will receive a one-time bonus payment of $50,000, less all required deductions.
     In addition to your base salary, you also will be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan is based on two criteria: your individual performance against your goals as determined by your manager and InterMune’s performance as determined by the Company’s senior management and Board of Directors. For 2006, your bonus target will be 35% of your base salary, although the Board, in its discretion, may award a bonus of up to 150% of your target (i.e., 52.5% of your base salary), based on your performance. Your 2006 bonus will be pro-rated to your employment start date.
     You also will be eligible to participate in the Company’s Amended and Restated 2000 Equity Incentive Plan. Following commencement of employment, the grant of an option to purchase up to 125,000 shares of Common Stock under InterMune’s Equity Incentive Plan will be recommended to the Company’s Board of Directors on your behalf. The option exercise price will be the NASDAQ closing price of InterMune common stock on the last business day before

John Hodgman
July 25, 2006

you begin your InterMune employment. All option grants are governed by the terms of the Equity Incentive Plan and subject to approval by the Compensation Committee of the InterMune Board of Directors.
Employee Benefits
     As a full-time employee, you will be eligible for paid time-off benefits, such as sick leave and holidays, in accordance with our policies for similarly situated employees. You also will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans. Currently, InterMune maintains group health insurance, vision and dental plans; a long-term disability plan; a Flexible Spending Account plan; a group Life Insurance and AD&D plan; a 401(k) savings plan, a Long Term Care plan and an Employee Stock Purchase Plan.
     InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion. You may receive such other benefits as we many determine from time to time, in our sole discretion.
Other Terms and Conditions of Employment
     Employment with InterMune is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason, with or without cause and with or without notice. Similarly, InterMune may terminate your employment at any time for any legal reason or for no reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the Chief Executive Officer of InterMune, has the authority to promise you anything to the contrary. Any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.
     We believe that your employment with InterMune requires a significant commitment. Employment with any other entity, or for yourself in competition with InterMune, is not permitted, with the sole and limited exception that you will be permitted to continue as an ongoing member of the Board of Directors of AVI BioPharma, Inc. and Immersion Corp., and the boards of any not-for-profit charitable or educational organizations on which you may serve. You agree to resign from all other Boards on which you serve (other than the Board of Cygnus, Inc.) by no later than December 31, 2006. You agree to resign from the Board of Cygnus, Inc. by no later than December 31, 2008.
     Prior to commencing your employment with InterMune, you agree to provide to InterMune a brief profile of all entities you currently serve as a board member, including (i) a brief corporate history and description of principal therapeutic areas, (ii) a list of all current officers, directors and major (>10%) shareholders, and (iii) the names of the entities’ current auditors, attorneys and key partners. You also agree to provide to InterMune copies of any and all indemnity agreements you have with the entities you serve as a director and a summary of each such entity’s directors and officers liability insurance coverage. You further agree to notify InterMune immediately of the following as to each entity you serve as a director: (a) any pending or threatened litigation that might propose a risk to you of exposure to liability as a director, (b)

John Hodgman
July 25, 2006

any material change in D&O coverage, and (c) any change in therapeutic focus that could constitute, or that could reasonably be perceived to constitute, a conflict of interest with InterMune.
     During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information. You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. Similarly, you agree to act in accordance with any valid non-disclosure agreements to which you may be subject. You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.
     In your work for InterMune, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree to act in accordance with any valid non-disclosure agreements to which you may be subject. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by InterMune. By accepting this offer of employment, you acknowledge that you will be able to perform your duties within these guidelines. You further agree that you will not bring onto InterMune’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
     You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with any company or business in actual or potential competition with InterMune.
     Severance Pay in the Event of Termination (Not For Cause). As a member of the Company’s Executive Committee, you will be entitled to the following benefits in the event your employment is terminated other than for “Cause” or in the event of a “Change in Control” of InterMune (as those terms are defined below). Although you at all times will remain an at-will employee of InterMune, InterMune agrees that in the event you are terminated by the Company other than for “Cause” in the absence of a “Change in Control” of InterMune, you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by you that releases the Company from all of your actual or potential claims against the Company:

John Hodgman
July 25, 2006

•	If you have completed less than one (1) full year of service, you will receive six (6) months’ base salary at your final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments), and six (6) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares.

•	If you have completed at least one (1) year but less than two (2) years of service, you will receive nine (9) months’ base salary at your final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments), and nine (9) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares.

•	If you have completed two (2) years of service or more, you will receive twelve (12) months’ base salary at your final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments), and twelve (12) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares.

•	If such termination not for Cause occurs in the second half of the calendar year, you also will receive a pro rata share of your discretionary target bonus for that year.
The acceleration of vesting provided for in this section of this agreement is intended to be in lieu of any acceleration rights provided in any operative stock option agreement you may sign. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative stock option agreement and stock plan document. Cash compensation required to be paid pursuant to this section of this Agreement will be paid either in a single lump-sum payment or ratably on a monthly basis over the severance period, in the Company’s sole discretion.
     Compensation upon Change in Control. In the event of a Change in Control of the Company that results in: (i) your termination without Cause, or (ii) your resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in your duties, title or compensation, or (b) a requirement that you relocate more than fifty (50) miles from the Company’s home office location, any of which event occurs within one (1) year following the Change in Control (a “Triggering Event”), you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by you that releases the Company from all of your actual or potential claims against the Company:
     (a)     Cash Compensation: Two (2) years base salary at your final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments). If a Triggering Event occurs in the second half of the calendar year, you also will receive a pro rata share of your discretionary target bonus for that year.
     (b)     Options or Restricted Share Grants: Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this section of this Agreement is intended to be in lieu of any acceleration rights provided in the

John Hodgman
July 25, 2006

operative stock option agreement, and in addition to any acceleration rights provided in the operative stock plan document. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative stock option agreement and stock plan documents.
     (c)     Transition Management Services: you will receive executive transition management services for a one-year period from the Triggering Event with Lee Hecht Harrison, Right Management, or a similar transition management firm, up to a cap of Forty Thousand Dollars ($40,000).
     Definitions.
     For purposes of this agreement, “Cause” shall mean any of the following:
•	Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives;

•	Willful failure, gross neglect or refusal to perform duties;

•	Willful act that intentionally or materially injures the reputation or business of the Company;

•	Willful breach of confidentiality that has a material adverse affect on the Company;

•	Fraud or embezzlement; or

•	Indictment for criminal activity.
     For purposes of this Agreement, “Change in Control” shall mean any of the following:
•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company;

•	A merger or consolidation in which the Company is not the surviving corporation; or

•	A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
     The terms described in this letter replace all prior agreements, understandings, and promises between InterMune and you concerning the terms and conditions of your employment with InterMune. Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

John Hodgman
July 25, 2006

     John, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning the letter to me as soon as possible. A copy of this letter is enclosed for your records.

Sincerely, InterMune, Inc.
/s/ Daniel G. Welch
By:	Daniel G. Welch
President and Chief Executive Officer

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ John Hodgman

John Hodgman

July 28, 2006 / August 14, 2006

Date Start Date